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                                                                     EXHIBIT 5.1




                                FOLEY & LARDNER
                       100 North Tampa Street, Suite 2700
                              Tampa, Florida 33602



                               December 18, 1998


Insurance Management Solutions Group, Inc.
360 Central Avenue
St. Petersburg, FL 33701

Ladies and Gentlemen:

         This firm has acted as counsel to Insurance Management Solutions Group, Inc., a Florida corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission of the Company's registration statement on Form S-1 (File No. 333-57747) and all pre-effective amendments thereto (the "Registration Statement"), relating to the sale by the Company and a selling shareholder (the "Selling Shareholder") of 3,350,000 shares of the Company's common stock, $.01 par value ("Common Stock"), and up to an additional 502,500 shares of Common Stock to cover over-allotments (such 3,852,500 shares of Common Stock are hereinafter referred to as the "Shares"). This letter is furnished to you pursuant to the requirement set forth in Item 601(b)(5) of Regulation S-K in connection with such registration.

         For purposes of rendering this opinion, we have examined and relied upon originals or copies, certified to our satisfaction, of (1) the Articles of Incorporation and Bylaws of the Company, each as amended and restated, (2) resolutions of the Board of Directors of the Company authorizing, among other things, the offering and the issuance of the Shares and related matters, (3) the Registration Statement and exhibits thereto, and (4) such other documents and instruments as we have deemed necessary or appropriate to render the opinions expressed in this letter. In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of all such copies. The opinions expressed herein are based exclusively on the applicable provisions of the Florida Business Corporation Act, Chapter 607 of the Florida Statutes (the "FBCA") as in effect on the date hereof, and we express no opinion as to any other matters, statutes, regulations or ordinances.

         Based upon, subject to and limited by the foregoing, we are of the opinion that (1) the Shares to be sold by the Company pursuant to the Registration Statement, when and if issued, sold and delivered in the manner and on the terms described in the Registration Statement and


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in accordance with the Underwriting Agreement (a form of which has been filed as Exhibit 1.1 to the Registration Statement), will be legally issued, fully paid and nonassessable, and (2) the Shares to be sold by the Selling Shareholder pursuant to the Registration Statement have been validly issued and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. Nothing in this letter shall be construed to cause us to be considered "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          FOLEY & LARDNER